Exhibit 99.1

Alliance One International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.aointl.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE September 27, 2016	Contact: Joel L. Thomas (919) 379-4300

ALLIANCE ONE INTERNATIONAL, INC. ANNOUNCES OFFERING OF

$275 MILLION SENIOR SECURED FIRST LIEN NOTES DUE 2021

MORRISVILLE, N.C. – (September 27, 2016) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced its intention to offer, subject to market and other conditions, $275 million in aggregate principal amount of its senior secured first lien notes due April 15, 2021 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons in offshore transactions in reliance on Regulation S under the Securities Act.

Alliance One intends to use a portion of the net proceeds of the offering to repay in full all outstanding indebtedness and accrued and unpaid interest owed under its existing senior secured revolving credit facility. The Company intends to apply the remaining net proceeds of the offering for general corporate purposes, which is anticipated to result in a reduction in the amount of borrowings under its foreign seasonal lines of credit as those lines are renewed or replaced.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. Any offer of the Notes will be made only by means of a private offering memorandum. The Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed on July 12, 2016. In addition, it is not certain whether, and the Company can provide no assurances that, the offering of the Notes will be completed on the terms described above or at all. Risks and uncertainties include market conditions beyond the Company’s control, including high-yield debt market conditions.